Exhibit 10.39

Confidential

December 2, 2011

Mr. Thomas G. Brackett

Dear Tom:

Thank you for the leadership you have demonstrated while operating both Terminix and TruGreen.  As we have now hired a new president for Terminix, your efforts will continue to be focused on the performance of TruGreen, while building synergy and collaboration with Chuck Fallon in the operations of both Terminix and TruGreen.

Your compensation, including equity awarded, as President, TruGreen will be as follows:

•                  Annual Base Salary - $530,000 (Effective December 1, 2011).  This salary is inclusive of any merit increase you may have received for 2011.  Consequently, you will next be eligible for a merit increase in 2013 for your performance in 2012.

•                  Annual Target Bonus — 65%

•                  Additional Bonus for 2011 — Up to $200,000 based on your performance leading both Terminix and TruGreen during 2011 with approval of the final amount by the Compensation Committee after receiving a recommendation by the CEO of ServiceMaster.  Based on the performance of the businesses to date, you are tracking toward a payment of the full $200,000.

•                  Outstanding MSIP awards —

•                  Shares purchased — 50,000

•                  Stock Options — 425,000

•                  Restricted Stock Units (RSUs)

•                  Vested — 15,937 (Net shares vested on 9/24/2011)

•                  Unvested — 43,333 (Vest ratably on 9/24/2012 & 9/24/2013)

•                  Additional Performance-Based Awards for 2012 & 2013

•                  Additional Performance-Based Restricted Stock Units — You have received an award of 20,000 performance-based restricted stock units (RSUs) of which up to fifty percent (50%) shall vest on each of (i) December 31, 2012 based on the recommendation of the CEO of ServiceMaster and the Compensation Committee’s assessment of your achievement of your annual goals & objectives for 2012 and (ii)

December 31, 2013 based on the recommendation of the CEO of ServiceMaster and the Compensation Committee’s assessment of your achievement of your annual goals & objectives for 2013. Final determination of the RSUs earned will be determined by the Compensation Committee, in its sole discretion.

•                  Additionally, you will be eligible to receive a discretionary bonus of up to $100,000 for 2012 and 100,000 for 2013 relating to your collaboration with the President, Terminix for the success of both businesses.  The actual amount earned for each year will be determined at the sole discretion of the Compensation Committee of the Board of Directors after receiving a recommendation from the CEO of ServiceMaster.  These bonus payouts, if any, will be made at the same time as payments under the Annual Bonus Plans for 2012 and 2013.  You may elect no later than June 30, of each of 2012 and 2013 to receive stock option awards in lieu of cash, with up to 15,000 options to be issuable for 2012 and up to 10,000 options to be issuable for 2013 (the number of options may be prorated based on the Compensation Committee’s assessment of your performance).

All compensation, including bonus and incentive payments, will be subject to applicable payroll deductions.

The remaining terms and conditions of your employment shall remain unchanged.  Also, please note that this letter shall not constitute an employment contract, and nothing herein changes the terms of your status as an at-will employee.

We look forward to you continuing your leadership of the TruGreen business, while working closely with the President, Terminix to deliver outstanding results across both businesses.

If you have any questions, please feel free to call me.

Sincerely,

/s/ Jed Norden

Jed Norden
Senior Vice President, Human Resources
The ServiceMaster Company